Exhibit 10.13

Casper Sleep Inc.

June 4, 2019

Emilie Arel

Dear Emilie,

We are pleased to offer you a position with Casper Sleep Inc. (the “Company”) as President and Chief Commercial Officer, reporting to Philip Krim, Chief Executive Officer.

Annual Base Salary.  If you decide to accept the Company’s offer of employment, you will receive an annual salary of $500,000, less applicable withholdings and deductions, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.  Assuming you remain employed by the Company, your salary will increase, subject to the approval of the Board of Directors, to an annual salary of $600,000 for the year 2020, effective at the same time as increases are effective for all employees in Q1 2020.

Annual Discretionary Bonus.  In addition to your base salary, you will be eligible to receive an annual discretionary bonus (the “Annual Bonus”) at the time that the Company makes decisions regarding discretionary bonuses for employees.  Any Annual Bonus paid will be at the discretion of the Board of Directors, which will utilize the same Company-wide metrics in determining your bonus as compared to other senior executives of the Company.  The Annual Bonus will be contingent on, among other things, the Company’s overall performance and your personal goals being met.  If you have given notice of resignation or your employment terminates for any reason before the payment date for an Annual Bonus, you will not receive any bonus.  The bonus payment date for an Annual Bonus is typically in the first quarter of the following calendar year.  Bonus compensation is not prorated for the period worked if your employment terminates prior to the payment date for a bonus.  Any award of an Annual Bonus in a prior year does not guarantee a future bonus.

Guaranteed Bonus Payments.  Provided your employment is not earlier terminated by the Company for Cause (as defined below) or by you without Good Reason (as defined below), for performance year 2019, your Annual Bonus will be no less than $500,000, less applicable withholdings and deductions, and will be payable in Q1 2020 (your “2019 Guaranteed Bonus”).  For performance year 2020, your Annual Bonus will be no less than $500,000, less applicable withholdings and deductions, and will be payable in Q1 2021 (your “2020 Guaranteed Bonus”).  If you leave the Company’s employ prior to the six (6) month anniversary of the payment date of the 2020 Guaranteed Bonus, you agree to repay to the Company the full amount the 2020 Guaranteed Bonus (net of taxes) within thirty (30) days of your final day of employment.  However, you shall not be required to repay your 2020 Guaranteed Bonus if your employment is terminated without Cause or for Good Reason.

Sign-on Bonus.  In addition to the Annual Bonus, you will be eligible to receive a sign on bonus in the amount of $300,000, less applicable withholdings and deductions, which will be paid in two (2) installments: the first will be $200,000 and the second will be $100,000.  The first installment is payable on the first regular paycheck after your initial date of employment with the Company and the second installment is payable on the date that annual bonuses for the year 2019 are paid by the Company in Q1 2020.  To be eligible to receive each installment, you must be actively employed on the dates that such installments are payable, provided however, that if the Company earlier terminates your employment without Cause or if you terminate your employment for Good Reason, the unpaid installment shall be paid to you in a lump-sum within fourteen (14) days of your final day of employment.  If your employment with the Company ends for any reason prior to the six (6) month anniversary of the first installment (other than due to termination by the Company without Cause or by you for Good Reason), you agree to repay the Company the full amount of the first installment (net of taxes) within thirty (30) days of your final day of employment.  If you leave the Company for any reason prior to the one (1) year anniversary of the second installment (other than due to termination by the Company without Cause or by you for Good Reason), you agree to repay the Company the full amount of the second installment (net of taxes) within thirty (30) days of your final day of employment.

Stock Options.  On the Payroll Date (defined below) the Company shall, pursuant to the terms of a Stock Option Agreement (the “Stock Option Agreement”) grant you an option to purchase 570,000 of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors (the “Option”). 142,500 of the shares subject to the Option shall vest twelve (12) months after the date of the grant (the “Initial Vesting Date”).  No shares shall vest before the Initial Vesting Date, and no rights to any vesting shall be earned or accrued prior to such date. 382,500 of the remaining 427,500 shares subject to the Option shall vest monthly over the 36 months after the Initial Vesting Date in equal monthly amounts, subject to all of the terms and conditions of the Stock Option Agreement and the Company’s Stock Option Plan in effect as of the date of the grant. 45,000 of the remaining 427,500 shares subject to the Option shall vest monthly beginning 36 months after the Initial Vesting Date in equal monthly amounts, subject to all of the terms and conditions of the Stock Option Agreement and the Company’s Stock Option Plan in effect as of the date of the grant.  If (A) the Option is specifically assumed by an acquirer in a Change in Control (as defined in the Stock Option Agreement) and (B) your employment with the Company ceases as a result of a termination by the Company without Cause (as defined in the Stock Option Agreement) or by you for Good Reason (as defined in the Stock Option Agreement), in each case, within twelve (12) months after the effective date of such Change in Control (as defined in the Stock Option Agreement), then fifty percent (50%) of the remaining unvested shares subject to the Option shall become immediately vested.

Post-IPO: Total Compensation.  After the Company completes an initial public offering of its capital stock, your total annual compensation targets (cash, annual bonus and annual equity awards) shall be determined based upon a good faith and reasonable comparison to similar positions among no less than twelve (12) peer companies selected by the Company’s compensation committee (to be established) in its sole discretion.

Benefits.  As an employee, you are also eligible to receive certain employee benefits including health, eye, and dental insurance.  You will be eligible to participate in such benefits and paid-time off policies on the terms and conditions as are no less favorable than for other senior executives, which the Company may modify from time to time in its sole discretion.

Monthly Allowance.  You will receive a monthly allowance to cover your work commute and in-town overnight meals and hospitality in the amount of $8,000.  This allowance is construed as income to you under IRS regulations and will be grossed up for tax purposes and paid through our payroll system in the first payroll cycle each month in arrears, beginning in August 2019 (assuming a Monday, July 15, 2019 start date).  If your employment with the Company terminates, for any reason or no reason, payment of this allowance will cease the month prior to your termination date.

Outside Activities.  You may serve as a member of the board of directors or as an advisor to a maximum of two (2) outside business, trade association, community or charitable organizations subject to the annual notice to the Company’s Board of Directors; provided that in each case such service shall not materially interfere with the performance of your duties to the Company or present any conflict of interest.

Severance.  If (i) you are terminated by the Company without Cause (as defined below) or if you terminate your employment for Good Reason (as defined below) and (ii) there has been no Change in Control (as defined below) and (iii) you sign a separation agreement and general waiver and release in favor of the Company and its affiliates, in substantially the form attached hereto (the “Separation Agreement”) within 60 days following your termination, then, in addition to any outstanding payments owed pursuant to this agreement, the Company will pay you a “Severance Payment” equal to (x) the gross amount of your then annualized base salary plus (y) the gross amount of your premium payments to continue benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (provided you timely elect to continue such benefits and you have not yet secured other employment that offers a qualifying health plan) plus (z) if the Company’s shares do not then trade on a public stock exchange, the amount of your target Annual Bonus.  The Severance Payment will be paid in equal monthly installments, less applicable withholdings and deductions, over a twelve (12) month period commencing on the Payment Date.  The Company will provide you with the Separation Agreement within seven (7) days of your termination.

Alternatively, if you meet the requirements above to receive the Severance Payment and there has been a Change in Control, the Company will pay you an amount equal to the sum of (x) the Severance Payment (as defined above) plus (y) the amount of your target Annual Bonus.  Such sum shall be payable in one lump-sum payment on the Payment Date (as defined below).

Definitions.  For purposes of this letter (except the section above regarding Stock Options):

“Cause” means: (i) your willful and continued failure to substantially perform your assigned duties; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects or, if generally known, would subject the Company to significant damage to its business opportunities or reputation (as determined by the Company’s in its sole discretion); (iii) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving dishonesty or breach of trust; (iv) material misconduct in connection with the Company’s business, including, but not limited to, fraud, unethical conduct or any violation of the Company’s policies, rules and standards; (v) your willful and improper disclosure of any confidential information or trade secrets; (vi) any material breach of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other agreement between you and the Company; or (vii) your failure to cooperate in good faith, in any material respect, with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.  No act or omission by you shall constitute “Cause” hereunder unless the Board of Directors has provided you written notice and a reasonable opportunity to cure such act or omission, to the extent such act or omission is subject to cure as determined by the Company in its sole discretion, acting reasonably.

“Change in Control” means the occurrence of any of the following events:

(i)                                     Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii)                                  Change in Effective Control of the Company.  If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)                               Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of “Change in Control,” persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Internal Revenue Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Good Reason” means the occurrence of any of the following without your express written consent: (A) material diminution of your duties, authority, title or reporting relationship (i.e., if you no longer report to the Chief Executive Officer), (B) any breach in any material respect of the Company’s obligations in this letter or in any other written agreement with you, (C) required relocation of your principal place of employment by more than 25 miles; provided that in the case of (A) or (B), you provide the Company with adequate written notice of such diminution or breach within 90 days of the occurrence of such event, and, if such event is capable of cure, the Company fails to cure such failure within thirty (30) days of the notice.

“Payment Date” means the tenth day following the effective date of the Separation Agreement, provided however that if the period of time to consider the release spans two calendar years, then the Payment Date shall be the later of the first business day of such second calendar year or the tenth day following the execution of the Separation Agreement.

At-Will Employment.  The Company is excited about your joining and looks forward to a beneficial and fruitful relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment, subject to the terms of this agreement.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.  We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

Background Check and Employment Verification.  The Company has completed its background investigation and/or reference checks with respect to your potential employment.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Competition.  We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the material duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

Company Rules.  As a Company employee, you will be expected to abide by Company rules and standards as adopted by the Company in its sole discretion.  You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

Indemnification.  Company shall defend and indemnify you for acts committed in the course and scope of employment to the fullest extent provided by applicable law, provided you have not acted in bad faith in bad faith or in substantial disregard of any material Company policy in connection with the event triggering indemnification.  The Company agrees to advance your legal fees and expenses incurred that are covered by such indemnification (you agree to repay such amounts in the event it is ultimately determined that you are not entitled to be indemnified).  This paragraph will survive the termination of your employment.  The Company will include you as a beneficiary of an industry-standard directors and officers insurance policy.

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.  As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

Choice of Law.  This offer letter shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof).

Starting Date and Entire Agreement.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  You must also sign and complete the attached general statement regarding overtime pay required by the State of New York.  If you accept our offer, your anticipated payroll date is June 30, 2019 (the “Payroll Date”) and your first day of active employment service in our offices is expected to be July 15, 2019 or such other date as is mutually agreed.  This letter, along with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral.  This letter, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer and you.

Attorneys’ Fees.  You will be eligible for the reimbursement of reasonable and documented legal fees in connection with the review and finalization of this offer letter and At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

We look forward to your favorable reply and to working with you at Casper Sleep Inc.

Sincerely,

Chief Executive Officer

I accept the Company’s offer of employment:

Signature:

Printed Name: Emilie Arel

Date:

Enclosures

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

Employee Handbook

New York Wage Notice For Exempt Employees